PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS THIRD QUARTER 2009 EARNINGS
Tuesday, October 20th 2009     11:00 am local time

Facilitator:  Good morning, and welcome to Peoples Bancorp’s conference call.  My name is Ryan, and I will be your conference facilitator today.  Today’s call will cover Peoples Bancorp’s discussion of results of operations for the quarter ended September 30, 2009.

Please be advised all lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question and answer period.  [Facilitator Instructions.]  This call is also being recorded.  If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples Bancorp’s future financial performance. These statements are based on management’s current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to, the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; the effect of technological changes; the effect of economic conditions; the impact of competitive products and pricing; and other risks detailed in Peoples Bancorp’s Securities and Exchange Commission filings.  Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management’s knowledge of Peoples’ business and operations, it is possible that actual results may differ materially from these projections.  Peoples Bancorp disclaims any responsibility to update these forward-looking statements.

Peoples Bancorp’s 3rd quarter 2009 earnings release was issued this morning and is available at peoplesbancorp.com.

This call will include about 15 minutes of prepared commentary, followed by a question and answer period, which I will facilitate.  An archived webcast of this call will be available on peoplesbancorp.com.

Peoples Bancorp’s participants in today’s call will be Mark Bradley, President and Chief Executive Officer, and Ed Sloane, Chief Financial Officer and Treasurer, and both will be available for questions following opening statements.

Mr. Bradley, you may begin your conference.

Mark Bradley:  Thank you.  Good morning and welcome to our conference call.

Today, Peoples Bancorp reported a net loss after preferred dividends of $4.6 million or 44 cents per diluted common share, compared to net income of 28 cents per share in the third quarter of 2008.  Third quarter results were negatively impacted by a higher than normal provision for loan loss expense, and other-than-temporary impairment charges, or “OTTI”, in Peoples’ investment securities portfolio.  The OTTI charges reduced after tax earnings by 37 cents per diluted common share.

Trends in other operating results were generally positive for the quarter, but were overshadowed by the losses related to asset quality.

In the third quarter, Peoples recorded a provision for loan loss of $10 million, compared with $5 million in the linked quarter and $6 million in the third quarter of 2008.  The increased provision expense was due mainly to elevated charge-off levels from nonaccrual loans that have been nonaccrual loans for the last several quarters.  Updated appraisals were ordered and received, and based on those appraisals and management’s review of the information, $4.9 million, or half of the $10 million quarterly provision, was related to these collateral value declines.

The remaining loan loss provision in the third quarter was due to a handful of credit downgrades within the portfolio, which led to reserve building.  At September 30, Peoples allowance for loan losses stood at $26 million or 2.46% of total loans, up from $23 million or 2.12% of total loans on June 30.

Nonperforming assets increased modestly from the linked quarter end to $43 million, or 4% of total loans and other real estate owned.  During the quarter, $11 million of commercial loans were placed on nonaccrual status, and this increase was partially offset by charge-downs and pay-offs on existing nonperforming loans.  Of the new loans placed on nonaccrual status during the quarter, approximately $6 million was due to a single commercial real estate credit on a retail shopping center located in central Ohio.  At quarter end, Peoples nonperforming assets consisted of primarily commercial real estate backed loans.

We are somewhat encouraged that we have been able to reach resolution in the last 6 months on a couple of our nonperforming loans, but there is still work to be done.  This will take some time, as about $24 million of our $43 million in nonperforming loans are spread over 5 borrowers, with all these projects being CRE or commercial real estate deals.  These larger projects are moving slowly through the workout process as commercial real estate markets see limited activity as “would be” buyers remain on the sidelines.  We will continue to be proactive in working out problem credits and will remain focused on reducing nonperforming assets as we go forward.

During the third quarter, Peoples also realized a loss of $5.9 million from OTTI charges in our investment portfolio.  The after tax impact of these charges to third quarter earnings was $3.9 million, or 37 cents per diluted common share, as mentioned previously.

Despite the elevated provision expense and credit charges on the investment portfolio, Peoples maintained strong capital ratios.  At September 30, Peoples’ total risk-based capital ratio was 16.39%, which remained substantially higher than the regulatory minimum needed to be considered “well capitalized”.  From the end of the second quarter, Peoples’ tangible common equity to tangible assets ratio increased 44 basis points to 7.22%.  The improvement in this ratio was driven mainly by an increase in the fair value of Peoples available for sale investment portfolio.  Our capital position remains a source of strength to deal with difficult economic conditions and work our way through asset quality issues.

I will now turn the call over to our CFO, Ed Sloane for his comments on third quarter results.

Edward Sloane:  Thanks, Mark.

First, I would like to provide some detail on the other-than-temporary impairment charges that Mark mentioned.  During the course of our analysis on the investment portfolio, we determined two individual securities to be impaired in the third quarter: one single bank-issued trust preferred security, and one collateralized debt obligation comprised mostly of bank-issued trust preferred securities and other debt obligations.

Our analysis deemed the single trust preferred security to be a total loss, resulting in a $4 million charge.  We do not see a high likelihood of recovery in this investment due to the issuer’s recent financial performance, very low capital ratios, and recent deferment on payment.

The CDO was charged down by $1.9 million, as our analysis indicated a decline in the future cash flows expected to be collected from the security.  We determined that these credit charges were necessary as we do not expect to recover the entire amortized cost of the securities.  Peoples remaining exposure to CDO securities is $2.8 million.

At September 30th, Peoples had 10 remaining single bank-issued trust preferred securities with an aggregate book value of $17 million.  The majority of the remaining securities are issued by large institutions with healthy capital positions, with $10 million of the remaining portfolio going through the capital stress tests performed by federal bank supervisors earlier this year.  All of our remaining trust preferred securities are current on contractual payments.

As Mark alluded to earlier, outside of asset quality, Peoples’ results for the third quarter were generally positive.  Net interest income and margin were similar to the second quarter, at $15.5 million and 3.45% respectively.  Interest income was challenged slightly by declines in quarterly average loan balances due to some large payoffs and the addition of loans to nonaccrual status.  However, reductions in interest expense compensated for the declines in interest income.  We credit some of the drop in interest expense to our ability to maintain average deposit balances similar to the second quarter, while paying down higher-cost borrowings as they came due.

Looking forward, we have about $50 million in borrowings maturing in the fourth quarter at a weighted average rate of 4.70%.  We plan to rollover those borrowings at much lower rates.  We anticipate net interest margin for the fourth quarter of 2009 will be in the 3.45% to 3.55% range, as the re-pricing of the maturing borrowings should give us some lift.

A key in our long-term balance sheet strategy has been to replace higher cost sources of funding with core deposit growth, and we continued to see success in that area during the third quarter.   Average deposits were relatively flat to the linked quarter; however, we were able to reduce some of our non-core deposits, while also lengthening CD duration and increasing core deposit balances.

During the quarter, retail CD balances declines were related to national market CDs from customers outside our market footprint, and CDARS CDs, both of which we consciously priced at lower yields or did not re-bid.  We replaced much of this funding with core deposit growth in money market accounts, interest bearing checking, and savings accounts.  The rest of the funding was replaced with brokered CDs that we booked at advantageous terms in order to extend CD duration.  As a result of execution on our deposit strategies, we were able to reduce total borrowings by $25 million over the prior quarter end which aided the 8 basis point drop in overall cost of funds.

Peoples’ third quarter non-interest income was down 6% from the linked quarter due mostly to decreases in mortgage banking income and insurance income.  Mortgage refinancing activity has slowed from volumes seen in the first half of the year, and our gain on sale income from mortgages sold to the secondary market has decreased correspondingly.  Peoples’ total non-interest income for the first 9 months of 2009 is equal to the same period in 2008, despite the continuation of a “soft” insurance market, and declines in fiduciary income.   Deposit service charges are up 4% and mortgage banking income is up 177% year-to-date, while BOLI income has declined by 34% over the same period.  We expect non-interest income for the fourth quarter to be similar to or slightly lower than the third quarter, as we look for continued slow down in mortgage banking revenues.

Non-interest expense was $14.1 million for the third quarter, down from $15.5 million in the linked quarter.  Key drivers of the reduction in operating expense were the absence of the FDIC special assessment paid in the second quarter, as well as reversal of incentive accruals that would have been paid at year-end 2009 had Peoples attained certain corporate performance goals.  As a result of the operating expense declines, Peoples’ efficiency ratio improved to 58% in the third quarter versus 63% in the second quarter of 2009.  When compared with the third quarter of 2008, operating expense increased 7%, with the vast majority of this increase attributable to increased FDIC insurance expense and professional expenses such as legal and appraisal fees related to problem loans.  We anticipate operating expenses to be approximately $14.5 million in the fourth quarter due primarily to the absence of the incentive accrual reversal.

And now I will turn the call back to Mark for his final comments.

 Mark Bradley:  Thanks Ed.

As we have detailed in some length, the third quarter was a tough one for Peoples in terms of bottom line earnings and asset quality, but we have been proactively identifying and dealing with issues as they arise.

It is prudent in these times to preserve our capital, which led to the recent reduction in our shareholder dividend.  Some have asked “why ten cents” for a quarterly dividend, and simply put, we believe our “normal run rate” for quarterly earnings is in the $0.20 to $0.25 range, which assumes a loan loss provision of $5 to $6 million per quarter.  Our corporate philosophy is to pay between 30% and 50% of earnings in dividends to our shareholders; therefore the ten cent quarterly dividend makes more sense based on the challenging economy, higher FDIC expenses, and forecasts for “tough sledding” in the commercial real estate markets for the next several quarters.

Reducing the dividend was a tough decision for our leadership team, as we were proud of our 40+ year streak of dividend growth.  But capital is “king” in an environment like the one we are experiencing now.  As earnings improve, we will look at the dividend as a way of increasing shareholder return for our investors.

We are also seeking to increase operating efficiencies whenever possible.   We are in the process of examining a number of strategies to reduce costs and enhance revenues without compromising our ability to serve clients and deepen customer relationships.

Looking back on the third quarter, we are encouraged by stable net interest income and margin, effective expense control and improved operating efficiency.  However, we continue to battle asset quality issues due to deteriorating market conditions and real estate values.  Despite these challenges, we preserved our capital strength.  Plus, nonperforming assets remain stable compared to year-end 2008.  We are being proactive in the management of our problem loans and investments and building reserves when appropriate.  We are also working to dispose of problem assets when practical.

Looking ahead, we don’t expect general economic conditions in our markets to change much in the next several quarters.  However, despite all of the obstacles we currently face, our focus has not changed.  Going forward, our key priorities are to: 1.) manage asset quality and capital, 2.) continue progressing our customer-centric sales and service strategy, 3.) seek operating efficiencies and revenue enhancements where possible, and 4.) proactively manage the balance sheet to minimize risk while providing adequate return.

Peoples’ associates remain committed to providing excellent service to our clients and working as teammates across our lines of business.  Now more than ever, we understand the importance of serving our clients’ needs, and building relationships for the long-term.  As always, we will remain focused on the long-term success of our clients, shareholders, employees, and communities as we make the best of a challenging operating environment.

This concludes our commentary, and we will open the call for questions.  Once again, this is Mark Bradley and joining me for the Q and A session will be Ed Sloane, Chief Financial Officer.

I will now turn the call back into the hands of our call facilitator.  Thank you.

Question and Answer Session

Facilitator:  [Facilitator Instructions.]  Your first question comes from Daniel Arnold of Sandler O’Neill.

Daniel Arnold:   Sorry guys, can you hear me?

Mark Bradley: We can now, hi Dan.

Edward Sloane:  Hi Dan.

Daniel Arnold: Hey, good morning guys.  A couple of questions here, first, it looks like your OCI was up quite a bit – a little over 11 million bucks in the quarter.  I just wanted to see, what on the securities available for sale portfolio was driving that higher?

Edward Sloane: Well, we did a lot of – Dan, we did a number of restructure – a good bit of restructuring, I should say, in the fourth quarter of 2008 that moved our securities to a lower duration.  And as a result of that we are seeing some of that improvement in fair value as we have gone through this year.  Our fair value number has increased some $22 million since the fourth quarter of last year.  So that’s the main driver in the OCI, the restructuring of our investment portfolio to more of an asset sensitive position at the end of the year.

Daniel Arnold: So do you think there is going to be any future gains in that as we go forward or I mean, should that continue to grow or -

Edward Sloane:  I think it’s probably going to level off as we move into the fourth quarter and into the early part of next year.  And we’ve seen most of the increase in that number in the early part of the year.

Daniel Arnold: Okay.  I know you briefly mentioned on the expense front, they should be up a little bit in the fourth quarter, by $400,000 or so.  And I think you said that there was an incentive accrual reversal – incentive compensation accrual reversal this quarter, just wanted to see what the amount of that was?

Mark Bradley: Dan, this is Mark.  I think we understood your question to be, what was the amount of the incentive accrual reversal?

Daniel Arnold:  Yes.

Mark Bradley:  Real tough to hear you, but the amount was roughly $600,000.

Daniel Arnold:  $600,000, okay.  Okay, and then just on the credit quality side, because I think that’s probably the focus for most people here, looks like you guys have brought the reserve up quite a bit.  Do you expect it to kind of level off at say 2.46% or do you think you’ll continue to see it grow as we continue to experience economic difficulties?

Edward Sloane: Dan, this is Ed.  It’s a hard call.  It really depends on the level of continued downgrades in the portfolio and where that actually falls out.  You said it’s at the 2.46% mark right now.  Yeah, I just can’t – I can’t really answer the question as whether or not that’s going to continue to build.  We are seeing some leveling off of NPAs and I think that’s a big component of it.  But again, it will depend on where downgrades go as we move forward here.

Daniel Arnold: Okay.  And then lastly, just on the balance sheet, it looks like commercial loan pay downs are continuing to bring down loan balances.  Have you guys seen any reversal of that trend or have you guys been aggressive at writing credits that you think are coming through – that look pretty good in this environment or anything like that?

Mark Bradley:  Yeah, Dan, this is Mark.  Concerning new potential loan growth, we have been looking at some deals that we’re contemplating that could add to loan growth.  But I think they will be more than offset by any further charge-downs.  And we know of one other large potential pay down on the assisted living segment that we have that probably will occur in the next three to six months and that’s upwards of $7 or $8 million.  So, we expect that to happen.  I do not see much loan growth from us over the next couple of quarters.

Daniel Arnold: Okay.  That answers most of the questions for now, guys.  I appreciate it.

Mark Bradley: All right.  Thank you.

Edward Sloane:  Thank you.

Facilitator: [Facilitator Instructions.]  Our next question comes from Daniel Cardenas of Howe Barnes.

Daniel Cardenas: Good morning, guys.

Mark Bradley: Hi, Dan.

Edward Sloane:  Good morning, Dan.

Daniel Cardenas: Just a quick question on the credit quality side.  Can you comment on what your 30 to 89-day bucket looked like at the end of the quarter and how that compared to the second quarter?

Mark Bradley: Yes, Dan, I can share – this is Mark – some of that information with you.  Basically, it’s unchanged over the last several quarters.  It’s really unchanged since year-end and unchanged since June 30 as well.  A lot of our charge-downs and provision in the third quarter is related to loans already on non-accrual.  So really, we’re not seeing much change in the 30-day bucket.  I think the unique part is – and I think we talked about this at our last conference call – we’re seeing more loans skip 30 days and go straight to charge-off on the consumer side.  So our delinquencies are doing quite well, actually surprisingly good; but we’re still seeing some consumer charge offs that skipped the 30-day mark.

Daniel Cardenas: Okay, thank you.  And then just on the deposit side, I noticed the increase – the linked quarter increase in your money market deposit accounts.  Where are those coming from?

Mark Bradley: I think the question was related, it’s very hard to hear the question, but I think the question is related to the increase in money markets and where those are coming from, and I’ll ask Ed to address that.

Edward Sloane: Increase in money markets, where they’re coming from?  We’ve seen some shift in our deposit mix as we’ve gone through the year.  And that was really part of our overall deposit strategy during the course of the year was to either maintain our deposit – our overall deposit levels – or actually show growth in our deposit balances overall.  And we’ve been very successful in doing that, Dan.  What we’ve seen is a shift out of retail CDs and into the savings and money market balances.  Both have been up during the course of the year.  And that’s been a trend that we would expect to see going forward as well.  Non-interest bearing deposit balances have also been relatively stable during the year.  The fact that we’ve been able to keep our deposits at a relatively high level and actually grow them during the course of the year has also allowed us to reduce our borrowings.  And that again has been part of our strategy this year, to take some of those higher cost borrowings and be able to bring those balances down.  Does that answer your question?

Daniel Cardenas:  Yes, it does.  And then just one last question in terms of competition.  Can you give us just a general sense for what – on both the deposit and the loan side, what competition is like right now?  Would you call it rational or is it otherwise?

Mark Bradley:  Yes, this is Mark.  I think we are still seeing rational competition both on loans and deposits.  I think the absence of the super high pricing on the deposit side from 18 months ago is a good thing and I think loan pricing is reasonable.  Obviously, the best credits are still getting the best pricing and it’s very competitive there.  But I think it is a rational competitive environment right now.

Daniel Cardenas: And just one last question.  If you could comment, do you have any appetite right now for FDIC assisted transactions?

Mark Bradley:  Yes we do, Dan.  This is Mark.

Daniel Cardenas: Thank you.

Facilitator:  [Facilitator Instructions.]  At this time, there are no further questions.  Sir, do you have any closing remarks?

Mark Bradley: Just thank you to both Dans for some very good questions and thank you to everyone else participating in the phone call.  Please remember that our earnings release and a webcast of this call will be archived on peoplesbancorp.com under the investor relations section.  Thank you and have a good day.

Facilitator:  That does conclude today’s teleconference.  Thank you for participating.

END